CSB BANCORP, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

The undersigned, in her capacity as a person required to file reports pursuant to Section 16 (a) of the
Securities Exchange Act of 1934 (the "Exchange Act"), hereby appoints Pamela S. Null and
Margaret L. Conn, and each of them individually, as her true and lawful attorney-in-fact and agent, with full power of substitution, to execute her name, place, and stead and to file with the Securities and
Exchange Commission any report, which the undersigned is required to file under Section 16 with respect to her beneficial ownership of securities of CSB Bancorp, Inc., an Ohio corporation, or any amendment to any such report.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 28th day of April, 2005.

/s/ Paula J. Meiler

Witnessed this 28th day of April, 2005

/s/ Gail Cochran, Notary

GAIL COCHRAN

Notary Public, State of Ohio
My Commission Expires
August 6, 2007

319714.1